Exhibit 99.1

October 20, 2014

Chiquita Brands International, Inc.

550 South Caldwell Street

Charlotte, North Carolina 28202

Attention:	Board of Directors

Re:	Offer Letter

Dear Sirs and Mesdames:

We refer to the Offer Letter that we submitted to you on October 15, 2014 (the “October 15 Offer Letter”) containing our definitive offer (the “Offer”) to acquire all the outstanding shares of Chiquita Brands International, Inc. (“Chiquita”) for cash consideration of $14.00 per Chiquita share and the documents attached thereto. Capitalized terms used herein and not defined will have the same meanings ascribed to them in the October 15 Offer Letter.

In your response to our Offer delivered to us on October 16, 2014, you noted that Cutrale-Safra had failed to deliver an irrevocable offer that would remain open past October 24, 2014, so that Chiquita shareholders have no assurances that the $14.00 per share offer would remain available should Chiquita shareholders reject the Fyffes transaction. To provide greater certainty to Chiquita’s shareholders, we hereby agree that neither Cavendish Global Limited (“Parent”) nor Cavendish Acquisition Corporation (“Merger Sub”, and, together with Parent, “Cavendish”) shall have the right to withdraw our Offer or the executed Merger Agreement attached to this letter (which, for the avoidance of doubt, is identical to the Merger Agreement attached to the October 15 Offer Letter other than having been executed by Cavendish and the Guarantors); provided, however, that our Offer shall automatically be withdrawn and revoked with no further action required by Chiquita, Parent or Merger Sub and the Merger Agreement attached to this letter shall be deemed null and void on the earliest to occur of:

(a)   9:00 a.m. New York time on October 26, 2014 if Chiquita has not delivered to Parent an executed signature page to the Merger Agreement attached to this letter prior to such time;

(b)   12:00 noon New York time on October 24, 2014 if Chiquita has not given notice of termination of the Transaction Agreement, dated March 10, 2014, among Chiquita, Fyffes plc (“Fyffes”), Twombly One Limited (now known as ChiquitaFyffes Limited), CBII Holding Corporation and Chicago Merger Sub, Inc., as amended by Amendment No. 1, dated September 25, 2014, (the “Fyffes Transaction Agreement”) in accordance with the terms thereof prior to such time;

(c)   (1) the effectiveness of any amendment or modification to the Fyffes Transaction Agreement or the Fyffes Expenses Reimbursement Agreement or (2) the grant by Fyffes of any consent or waiver under either the Fyffes Transaction Agreement or the Fyffes Expense Reimbursement Agreement that, in the case of this clause (2), has the effect of permitting Chiquita to pay any dividend or repurchase any shares of its capital stock or otherwise improves the financial terms of the transactions contemplated by the Fyffes Transaction Agreement from the perspective of the Chiquita shareholders relative to that of the Fyffes shareholders;

(d)   Chiquita makes any filing under the Securities Exchange Act of 1934 that qualifies in any material respect any of the representations and warranties of Chiquita as set forth in the Merger Agreement in a manner that is adverse to Parent or Merger Sub, Chiquita otherwise publicly discloses or makes known to Parent or Merger Sub, or Parent or Merger Sub otherwise becomes aware of, any change, circumstance, development, effect, event or occurrence that is inconsistent with any of the representations and warranties of Chiquita as set forth in the Merger Agreement and adverse to Parent or Merger Sub, or that is or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement), if Chiquita has not delivered to Parent an executed signature page to the Merger Agreement attached to this letter;

(e)   the adjournment, postponement, suspension, placing into recess or cancellation of the special meeting of shareholders of Chiquita on October 24, 2014, or if for any other reason the Chiquita shareholders have not completed voting on the proposal to approve the merger of Chiquita with Chicago Merger Sub, Inc. pursuant to the Fyffes Transaction Agreement by 10:00 a.m. New York time on October 24, 2014, in any such case without the prior written consent of Parent, if Chiquita has not delivered to Parent an executed signature page to the Merger Agreement attached to this letter; and

(f)   the approval of the merger of Chiquita with Chicago Merger Sub, Inc. pursuant to the Fyffes Transaction Agreement by the affirmative vote of a majority of the votes cast by shareholders of Chiquita at the special meeting of shareholders of Chiquita on October 24, 2014 (any withdrawal and revocation under clauses (a) through (f) above, an “Offer Termination Event”).

Except upon the occurrence of an Offer Termination Event in accordance with the foregoing, neither Parent nor Merger Sub, nor any of their Affiliates, shall be entitled to withdraw, modify or amend in any manner our Offer, the Merger Agreement attached to this letter or the Disclosure Letters or the Commitment Papers previously submitted to you.

The provisions of Section 9.4, 9.9, 9.11, 9.12 and 9.13 of the Merger Agreement are incorporated by reference herein mutatis mutandis and our Offer set forth herein shall be governed by and construed in accordance with such provisions.

Our senior management team, led by Mr. Michael Rubinoff, and our legal and financial advisors are available at your convenience to discuss any aspect of our Offer. We are confident that our Offer is highly attractive to Chiquita and its shareholders.

*****

Very truly yours,

CAVENDISH GLOBAL LIMITED

By:	/s/ Graziela Cutrale
Name: Title:	Graziela Cutrale Director

By:	/s/ Daniel Wainberg
Name: Title:	Daniel Wainberg Director

CAVENDISH ACQUISITION CORPORATION

By:	/s/ Michael Rubinoff
Name: Title:	Michael Rubinoff President

[Signature page to Offer Letter]